Exhibit 13.1

The certification set forth below is being submitted in connection with the Annual Report on Form 20-F for the year ended December 31, 2015 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Simon Segars, the Chief Executive Officer and Chris Kennedy, the Chief Financial Officer of ARM Holdings plc, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of ARM Holdings plc.

Date:                    February 18, 2016

By:	/s/ Simon Segars
	Name:	Simon Segars
	Title:	Chief Executive Officer

By:	/s/ Chris Kennedy
	Name:	Chris Kennedy
	Title:	Chief Financial Officer